As filed with the U.S. Securities and Exchange Commission on February 26, 2021
Registration No. 333-253106

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
AMENDMENT NO. 2 TO
FORM S-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
AURORA ACQUISITION CORP.
(Exact name of registrant as specified in its charter)

Cayman Islands (State or other jurisdiction incorporation or organization)	73709 (Primary Standard Industrial Classification Code Number)	N/A (I.R.S. Employer Identification Number)

20 North Audley Street, London W1K 6LX, United Kingdom, +44 (0)20 3931 9785
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
MaplesFS, 4001 Kennett Pike, Suite 302, Wilmington, DE 19807
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies of Communications to:
Steven G. Canner Baker & McKenzie LLP 452 Fifth Avenue New York, New York 10018 United States (212) 626-4100	Michael Johns Maples and Calder P.O. Box 309, Ugland House Grand Cayman KY1-1104 Cayman Islands Tel: (345) 949-8066	Derek J. Dostal Deanna L. Kirkpatrick Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 United States (212) 450-4000
Approximate date of commencement of proposed sale to the public: Promptly after the effective date of this registration statement.
If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
(Check one):
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount to be Registered	Proposed Maximum Offering Price per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Units, each consisting of one Class A ordinary share, $0.0001 par value, and one-quarter of one warrant(2)	23,000,000 Units	$10.00	$230,000,000	$25,093
Class A ordinary shares, par value $0.0001 per share (the “ordinary shares”), included in the Units(3)	23,000,000 Shares	—	—	—(4)
Warrants to purchase ordinary shares included in the Units(3)	5,750,000 Warrants	—	—	—(4)
Total			$230,000,000	$25,093

(1)
Estimated solely for the purpose of calculating the registration fee under Rule 457(a).

(2)
Includes 3,000,000 units, consisting of 3,000,000 Class A ordinary shares and 750,000 warrants, which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.

(3)
Pursuant to Rule 416 under the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share sub-divisions, share capitalizations or similar transactions.

(4)
No additional registration fee is payable pursuant to Rule 457(g).

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
This Amendment No. 2 (Amendment No. 2) to the Registration Statement on Form S-1 (File No. 333- 253106) of Aurora Acquisition Corp. is being filed solely for the purpose of filing certain exhibits as indicated in Part II of this Amendment No. 2. This Amendment No. 2 does not modify any provision of theprospectus that forms a part of the Registration Statement. Accordingly, a preliminary prospectus hasbeen omitted.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 6. INDEMNIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS
Cayman Islands law does not limit the extent to which a company’s amended and restated memorandum and articles of association may provide for indemnification of executive officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. Our amended and restated memorandum and articles provide for indemnification of our executive officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. We may purchase a policy of directors’ and executive officers’ liability insurance that insures our executive officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our executive officers and directors.
Our executive officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the trust account, and have agreed to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to us and will not seek recourse against the trust account for any reason whatsoever. Accordingly, any indemnification provided will only be able to be satisfied by us if (i) we have sufficient funds outside of the trust account or (ii) we consummate an initial business combination.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, executive officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
ITEM 7. RECENT SALES OF UNREGISTERED SECURITIES
On December 9, 2020, our Sponsor paid $25,000, or approximately $0.004 per share, to cover certain of our offering costs in exchange for 5,750,000 Class B ordinary shares. During February 2021, we effectuated a share dividend of 1,006,250 Class B ordinary shares and subsequently issued a cancellation for 131,250 Class B ordinary shares resulting in an aggregate of 6,625,000 founder shares being issued and outstanding. All per share amounts have been retroactively restated to reflect the share transactions. Such securities were issued in connection with our organization pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act. The number of founder shares outstanding was determined based on the expectation that the total size of this offering would be a maximum of 23,000,000 units if the underwriters’ over-allotment option is exercised in full and therefore that such founder shares would represent 20% of the outstanding shares after this offering. Up to 750,000 of these shares will be surrendered for no consideration depending on the extent to which the underwriters’ over-allotment is exercised.
Our Sponsor is an accredited investor for purposes of Rule 501 of Regulation D. Each of the equity holders in our Sponsor is an accredited investor under Rule 501 of Regulation D. The sole business of our Sponsor is to act as the Company’s Sponsor in connection with this offering. The limited liability company agreement of our Sponsor, respectively, provides that membership interests may only be transferred to our executive officers or directors or other persons affiliated with our Sponsor, or in connection with estate planning transfers.
Our Sponsor and certain of our directors and executive officers have committed to, pursuant to a written agreement, to purchase from us an aggregate of 4,000,000 private placement warrants (or 4,400,000 warrants if the underwriters’ over-allotment option is exercised in full) at $1.50 per warrant (for an aggregate purchase price of $6,000,000 (or $6,600,000 if the underwriters’ over-allotment option is exercised in full)). This purchase will take place on a private placement basis simultaneously with the completion of our initial public offering. This issuance will be made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.
Our Sponsor, as well as certain of our directors and executive officers, have agreed to purchase 3,500,000 units, at a price of $10.00 per unit in a private placement of units that consists of one Class A ordinary share and one-quarter of one warrant, to occur concurrently with the closing of this offering for an aggregate purchase price of $35,000,000. The gross proceeds of the Novator private placement will be deposited into the trust account, resulting in a total trust account balance of $235,000,000 (or $265,000,000 if the underwriters’ over-allotment option is exercised in full) when combined with the proceeds from the offering. The Novator private placement units are identical to the units being sold in this offering, subject to certain limited exceptions described in the prospectus included in this Registration Statement. Our Sponsor, as well as directors and executive officers of our Company, have agreed to waive their redemption rights with respect to the founder shares and shares of Class A ordinary shares included in the Novator private placement units in connection with the completion of our initial business combination.
No underwriting discounts or commissions were paid with respect to such sales.

ITEM 8. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES
(a)   Exhibits
The following exhibits are filed with this registration statement:
Exhibit Number	Exhibit Description
1.1*	Form of Underwriting Agreement.
3.1*	Articles of Association.
3.2*	Form of Amended and Restated Memorandum and Articles of Association.
4.1*	Specimen Unit Certificate.
4.2*	Specimen Class A Ordinary Share Certificate.
4.3*	Specimen Warrant Certificate.
4.4*	Form of Warrant Agreement between Continental Stock Transfer & Trust Company and the Registrant.
5.1	Opinion of Baker & McKenzie LLP.
5.2*	Opinion of Maples and Calder.
10.1*	Form of Letter Agreement among the Registrant, Aurora Acquisition Corp. and each of the executive officers and directors of the Registrant.
10.2*	Form of Investment Management Trust Agreement between Continental Stock Transfer & Trust Company and the Registrant.
10.3*	Form of Registration Rights Agreement among the Registrant, Aurora Acquisition Corp. and the Holders signatory thereto.
10.4*	Form of Private Placement Warrant Purchase Agreement between the Registrant and Aurora Acquisition Corp.
10.5*	Form of Indemnity Agreement.
10.6*	Promissory Note issued to Aurora Acquisition Corp.
10.7*	Securities Subscription Agreement between the Registrant and Aurora Acquisition Corp.
10.8*	Form of Administrative Services Agreement between the Registrant and Aurora Acquisition Corp.
10.9*	Form of Private Placement Units Agreement.
14*	Form of Code of Ethics.
23.1*	Consent of Marcum LLP.
23.2*	Consent of Baker & McKenzie LLP (included on Exhibit 5.1).
23.3*	Consent of Maples and Calder (included on Exhibit 5.2).
24*	Power of Attorney (included on signature page to the initial filing of this Registration Statement).
99.1*	Form of Audit Committee Charter.
99.2*	Form of Compensation Committee Charter.
99.3*	Form of Nominating and Corporate Governance Committee Charter.
99.4*	Consent of Thor Björgólfsson.
99.5*	Consent of Caroline Harding.
99.6*	Consent of Shravin Mittal.
99.7*	Consent of Michael Edelstein.
99.8*	Consent of Sangeeta Desai.
99.9*	Consent of Arnaud Massenet.
99.10*	Consent of Prabhu Narasimhan.

*
Previously filed.

(a)   Financial Statement Schedules
See the Index to Financial Statements included on page F-1 for a list of the financial statements included in this prospectus.

ITEM 9. UNDERTAKINGS
(a)
The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)
The undersigned registrant hereby undertakes that:

(1)
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in London, England on February 26, 2021.
Aurora Acquisition Corp.
By:
/s/ Arnaud Massenet

Arnaud Massenet
Chief Executive Officer
February 26, 2021
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.
/s/ Arnaud Massenet Arnaud Massenet, Chief Executive Officer (principal executive officer) February 26, 2021
* Caroline Harding, Chief Financial Officer and Director (principal financial officer and principal accounting officer) February 26, 2021
* Prabhu Narasimhan Chief Investment Officer and Head of Legal February 26, 2021
* Thor Björgólfsson, Chairman February 26, 2021
* Shravin Mittal, Director February 26, 2021
* Sangeeta Desai, Director February 26, 2021
* Michael Edelstein, Director February 26, 2021

*By:
/s/ Arnaud Massenet

Arnaud Massenet
Attorney-in-Fact

S-1

AUTHORIZED REPRESENTATIVE
Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this registration statement, solely in its capacity as the duly authorized representative of Aurora Acquisition Corp., in the City of Newark, State of Delaware, on the 26th day of February, 2021.
/s/ Donald J. Puglisi Donald J. Puglisi, Authorized Representative February 26, 2021

S-2